EXHIBIT 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income (Loss) Per Share


PRIMARY EARNINGS PER SHARE
                                        Nine  Months           Nine  Months           Three Months           Three Months
                                        Nov 30, 1994           Nov 25, 1995           Nov 30, 1994           Nov 25, 1995
                                        ------------           ------------           ------------           ------------
Income (loss) before
 extraordinary item                     $  1,807,000           $ 11,440,000           $  1,857,000           $  5,503,000
Extraordinary item                           586,000
                                        ------------           ------------           ------------           ------------
Net income (loss)                       $  2,393,000           $ 11,440,000           $  1,857,000           $  5,503,000
                                        ============           ============           ============           ============

Weighted average
 shares outstanding                       18,615,000             44,102,000             35,351,000             48,929,000

Common Stock Equivalents:
Preferred stock (A)                        9,128,000                                             0
Stock options                              1,521,000              2,890,000              2,408,000              3,270,000
Warrants                                     546,000                560,000                715,000                514,000

Items issued within one
 year of IPO: (B)
Preferred stock                              612,000                                         n/a
Stock options                                384,000                                         n/a
Warrants                                      40,000                                         n/a
Common Stock                                 710,000                                         n/a
                                        ------------           ------------           ------------           ------------
Total weighted average
 shares outstanding                       31,556,000             47,552,000             38,474,000             52,713,000
                                        ============           ============           ============           ============
Income (loss) per share
 before extraordinary item              $       0.06           $       0.24           $       0.05           $       0.10
Extraordinary item                              0.02                   0.00                   0.00                   0.00
                                        ------------           ------------           ------------           ------------
Net income (loss) per share             $       0.08           $       0.24           $       0.05           $       0.10
                                        ============           ============           ============           ============

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.

A - Preferred stock is included even though anti-dilutive due to automatic conversion to common on a two for one basis upon completion of an initial public offering.

B - Amounts represent stock issued within one year of initial filing of registration statement in connection with an initial public offering at below IPO price and are net of shares repurchased under the treasury stock method.